Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Second Quarter Results

Board of Directors Authorizes Stock Repurchase Plan

South Pasadena, CA –August 2, 2006 - Cogent Systems (Nasdaq: COGT) today announced financial results for the second quarter ended June 30, 2006.

Second quarter 2006 revenues were $13.2 million, which compares to $39.4 million in the same period last year. Net income on a GAAP basis for the second quarter of 2006 was $3.6 million, or $0.04 per diluted share, which compares to GAAP net income of $14.4 million, or $0.16 per diluted share in the same year ago period.

Cogent’s second quarter of 2006 GAAP results included $1.2 million of non-cash share based compensation charges related to the adoption of SFAS 123(R). Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the second quarter of 2006 was $4.4 million, or $0.05 per diluted share. This compares to $15.7 million or $0.17 per diluted share in the same period last year, excluding the effects of similar items.

“Our lower second quarter revenues reflect lumpiness in our business, the timing of revenue recognition of contracts and the delay of projects from key existing customers,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Last year, our two largest customers - the Department of Homeland Security (DHS) and National Electoral Council of Venezuela (CNE) - accounted for approximately $59 million in revenue during the first half of the year. In the same period this year, these two customers have accounted for approximately $14 million in revenue. Despite this drop, we believe our position with these two customers is very strong and are encouraged by the prospects for future growth in the coming years. Over the next eleven months, we will be recognizing $26 million in revenues from the CNE and have an additional revenue opportunity tied to national elections in the fourth quarter. Even more importantly, we expect the DHS to ramp up in the second half of 2006 and into 2007 based on existing orders and key projects coming on line.”

“We are working hard to grow our business and diversify our revenue stream to provide more consistent results,” added Mr. Hsieh. “We continue to win new contracts and expect greater contributions from important existing customers, like Morocco and the Royal Canadian Mounted Police. Recently, we won five new contract awards in North America, including serving 105 police departments in Oakland County, Michigan and providing a state-wide system for background checking and application processing in Tennessee. Looking ahead, we are aggressively targeting multiple large scale deployments for Automated Fingerprint Identification Systems (AFIS) that are expected to be awarded over the next 12 months. Our competitive positioning remains very strong, based on both our technological performance and our track record with our customers.”

“During the quarter, we remained solidly profitable despite the decline in revenues, recording gross margins of 57.7%,” commented Paul Kim, Chief Financial Officer of Cogent. “Operating expenses decreased in actual dollars from the immediately preceding quarter, even with a notable increase in outside legal expenses. During the second quarter, cash and investments increased by $14 million, bringing our cash and investments position to approximately $399 million or $4.15 per share.”

The Company also announced today that its Board of Directors has approved a share repurchase program. Pursuant to this program, beginning on August 4, 2006 Cogent may repurchase up to $30.0 million of its common stock. Depending on market conditions, shares may be repurchased from time to time at prevailing market prices through open market or negotiated transactions. The program will terminate following a period of six months.

“The decision to repurchase shares emphasizes our focus on stockholder value and our confidence in Cogent’s future prospects. Given our financial strength and our ability to generate cash, we remain well positioned to invest in our future,” concluded Mr. Hsieh.

The Company is not obligated to purchase any shares. Subject to applicable corporate securities laws, repurchases may be made at such times and in such amounts as the Company’s management deems appropriate. Purchases under the program can be discontinued at any time management feels additional purchases are not warranted. The repurchases will be made using the Company’s cash resources.

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss these results. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11064989. International parties should call 303-590-3000 and enter pass code 11064989.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding stock-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a leading provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometric solutions to governments, law enforcement agencies and other organizations worldwide. Cogent’s AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database containing potentially millions of fingerprints in seconds.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth, as swell as Cogent’s anticipated share repurchases. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2005 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

June 30, 2006 and December 31, 2005

(in thousands)

	Balance at 6/30/2006	Balance at 12/31/2005
ASSETS:
Cash and investments	$398,796	$351,087
Accounts receivable, net	7,323	42,804
Unbilled accounts receivable	2,090	3,257
Inventories	20,731	20,222
Property and equipment, net	32,822	33,136
Deferred income taxes	49,583	55,246
Other assets	9,043	7,513

Total assets	$520,388	$513,265

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$5,845	$9,495
Deferred revenue	42,114	45,158
Total stockholders’ equity	472,429	458,612

Total liabilities & equity	$520,388	$513,265

COGENT, INC.

CONDENSED STATEMENT OF OPERATIONS

Three Months and Six Months Ended June 30, 2006 and 2005

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$7,319	$35,557	$24,187	$67,337
Maintenance and services revenues	5,898	3,797	11,761	7,858

Total revenues	13,217	39,354	35,948	75,195

Cost of revenues:
Cost of product revenues (1)	4,303	14,663	11,385	28,568
Cost of maintenance and services revenues (1)	1,491	1,375	3,140	2,592

Total cost of revenues	5,794	16,038	14,525	31,160

Gross profit	7,423	23,316	21,423	44,035

Operating expenses:
Research and development (1)	1,950	2,268	4,217	4,709
Selling and marketing (1)	1,906	1,977	3,745	3,933
General and administrative (1)	2,669	2,317	5,362	4,709

Total operating expenses	6,525	6,562	13,324	13,351

Operating income	898	16,754	8,099	30,684
Interest income	4,182	1,570	7,671	2,958
Other, net	453	112	457	396

Income before income taxes	5,533	18,436	16,227	34,038
Income tax provision	1,963	3,988	5,910	9,525

Net income	$3,570	$14,448	$10,317	$24,513

Net income per share:
Basic	$0.04	$0.17	$0.11	$0.29
Diluted	$0.04	$0.16	$0.11	$0.27
Number of shares used in per share computations:
Basic	94,203	86,129	93,945	84,057
Diluted	96,063	92,279	96,063	92,069

(1) Stock compensation expense was allocated as follows:
Cost of product revenues	$73	$70	$159	$137
Cost of maintenance and services revenues	132	122	303	250
Research and development	180	485	411	1,013
Selling and marketing	369	393	772	823
General and administrative	434	577	928	1,242

Total stock compensation expense	$1,188	$1,647	$2,573	$3,465

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended June 30, 2006 and 2005 and March 31, 2006

(in thousands, except per share data)

	Three months ended June 30, 2006	Three months ended June 30, 2005	Three months ended March 31, 2006
Earnings for per share calculations
GAAP Net Income	$3,570	$14,448	$6,747
GAAP Income tax provision	1,963	3,988	3,947
Stock-based compensation expense	1,188	1,647	1,385
Tax effect (1)	(2,352)	(4,418)	(4,469)

Non-GAAP Net income	$4,369	$15,665	$7,610

Earnings per share
GAAP Diluted EPS	$0.04	$0.16	$0.07
GAAP Income tax provision	0.02	0.04	0.04
Stock-based compensation expense	0.01	0.02	0.02
Tax effect (1)	(0.02)	(0.05)	(0.05)

Non-GAAP Diluted EPS	$0.05	$0.17	$0.08

(1)	Tax rates as follows:

•	35% for three months ended June 30, 2006

•	22% for three months ended June 30, 2005

•	37% for three months ended March 31, 2006